Exhibit 99.1

401 North Main Street	McDara P. Folan III
Winston-Salem, NC 27101	Senior Vice President,
Deputy General Counsel & Secretary
(336) 741-5162
October 3, 2005

TO:	Directors and Executive Officers of Reynolds American Inc.

FROM:	Dara Folan

RE:	Notice of Reynolds American Inc. Capital Investment Plan Blackout Period
     Pursuant to Regulation BTR (Blackout Trading Restriction), promulgated by the Securities and Exchange Commission (“SEC”), and subject to certain exceptions, it is unlawful under Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (“SOX”) for any director or executive officer of an issuer of an equity security, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity security of the issuer during any blackout period with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. In the event of such a blackout period, pursuant to Rule 104 of Regulation BTR, the issuer is required to timely notify its directors and executive officers and the SEC of the blackout period. This letter constitutes a Rule 104 notice of a blackout period.
     Effective as of November 1, 2005, (i) the Fighting for Growth Plan for Employees of Brown & Williamson Tobacco Corporation (the “FFG”) will merge with and into the Reynolds American Capital Investment Plan (the “CIP”) and (ii) Fidelity Investments Institutional Services Company, Inc. (“Fidelity”) will become the service provider and record keeper for the CIP. In connection with the foregoing changes, participants in the FFG and CIP will be unable to effect certain transactions with respect to their respective 401(k) plan accounts during a period (the “CIP Blackout Period”) which will commence at 4:00 p.m. Eastern time on October 20, 2005 and is scheduled to end by November 10, 2005 (though the CIP Blackout period may end earlier or later depending upon the transfer of certain data to Fidelity).
     During all or part of the CIP Blackout Period, certain transactions in the CIP’s RAI Common Stock Fund (a fund which invests in shares of Reynolds American Inc. common stock) will be suspended. A description of the CIP transactions (including transactions in the RAI Common Stock Fund) that will be suspended by virtue of the CIP Blackout Period, and the length of such suspension, is set forth on Exhibit A attached to this Notice.
     Please note that, even though you may not participate in the CIP or invest in the CIP’s RAI Common Stock Fund, you will be restricted, pursuant to Section 306(a)(1) of SOX, from engaging in transactions involving RAI common stock during the upcoming CIP Blackout Period. In light of the foregoing, during the CIP Blackout Period, you are required to refrain from engaging in any transaction involving Reynolds American Inc. common stock, even a transaction outside of the CIP and even if you are not a participant in the CIP, unless you have first obtained confirmation from me or Chuck Blixt that the proposed transaction would satisfy one of the designated exceptions under Regulation BTR.
     If you have any questions regarding this matter, please do not hesitate to contact me at the above address or telephone number. Thank you in advance for your patience and cooperation.

EXHIBIT A
Blackout Period
For
Current Participants of the
Reynolds American Inc. Capital Investment Plan

Date of Suspension	CIP Transactions Affected

October 20, 2005 4:00 p.m., Eastern time	Last day to submit paperwork to initiate a full payment or to request an “in-kind” distribution until the CIP Blackout Period is over.

October 25, 2005 4:00 p.m., Eastern time	Last day to submit paperwork to establish a PCRA brokerage account with Charles Schwab.

October 26, 2005 4:00 p.m., Eastern time	Last day to change a contribution rate (the percentage of pay a participant is contributing to the plan) until the CIP Blackout Period is over.
Last day to transfer a portion of an account balance between an existing PCRA account and a 401(k) account.

October 27, 2005 4:00 p.m., Eastern time	Last day to submit paperwork to initiate an in-service or hardship withdrawal or to pay off a loan until the CIP Blackout Period is over.

October 31, 2005 4:00 p.m., Eastern time	Last day until the CIP Blackout Period is over to: • request a transfer among current investment options;
• change investment elections for future contributions;
• initiate a loan;
• request written plan materials; or
• change an existing PIN.

Last day to access an account balance before its transfer to Fidelity.
Note: The CIP Blackout Period is scheduled to end by November 10, 2005 (though such period may end earlier or later depending upon the transfer of certain data to Fidelity).